EXHIBIT 10.6

FOURTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of January 10, 2003, is entered into by and among AMN HEALTHCARE, INC., a Nevada corporation (the “Borrower”), AMN HEALTHCARE SERVICES, INC. (formerly known as AMN Holdings, Inc.), a Delaware corporation (the “Parent”), the Subsidiary Guarantors signatory hereto, the lenders identified on the signature pages hereto as the Lenders (the “Lenders”) and BANK OF AMERICA, N. A., as Agent for the Lenders (in such capacity, the “Agent”).

RECITALS

A. The Borrower, the Parent, the Subsidiary Guarantors, the Lenders and the Agent, are party to that certain Amended and Restated Credit Agreement dated as of November 16, 2001, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of April 8, 2002, as amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of May 2, 2002 and as amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of November 8, 2002 (as amended, the “Existing Credit Agreement”).

B. The Credit Parties have requested that the Lenders amend the Existing Credit Agreement as provided herein.

C. The Lenders have agreed to amend the Existing Credit Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto hereby agree as follows:

PART I

DEFINITIONS

SUBPART 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.

“Amendment No. 4 Effective Date” is defined in Part III.

SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Credit Agreement.

PART II

AMENDMENTS TO EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Amendment No. 4 Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part II.

SUBPART 2.1 Amendments to Section 1.1. Section 1.1 of the Existing Credit Agreement is hereby amended in the following respects:

(a) The definition of “Applicable Percentage” appearing in Section 1.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Percentage” means, for purposes of calculating the applicable interest rate for any day for any Loan, the applicable rate of the Standby Letter of Credit Fee for any day for purposes of Section 3.5(c)(i) or the applicable rate of the Trade Letter of Credit Fee for any day for purposes of Section 3.5(c)(ii), the appropriate applicable percentage corresponding to the Leverage Ratio in effect as of the most recent Calculation Date:

			Applicable Percentages
Pricing Level	Leverage Ratio		Eurodollar Loans	Base Rate Loans	For Standby Letter of Credit Fee	For Trade Letter of Credit Fee
I	≥	0.75 to 1.0	1.75%	0.75%	1.75%	0.875%
II	<	0.75 to 1.0	1.50%	0.50%	1.50%	0.75%

The Applicable Percentages shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five Business Days after the date by which the Credit Parties are required to provide the Required Financial Information for the most recently ended fiscal quarter or fiscal year, as the case may be, of the Consolidated Parties; provided, however, that (i) the initial Applicable Percentages shall be based on Pricing Level II (as shown above) and shall remain at Pricing Level II until the Calculation Date for the fiscal year of the Consolidated Parties ending on December 31, 2002, on and after which time the Pricing Level shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter or fiscal year, as the case may be, of the Consolidated Parties preceding the applicable Calculation Date and (ii) if the Credit Parties fail to provide the Required Financial Information to the Agent as required for the fiscal quarter or fiscal year, as the case may be, of the Consolidated Parties preceding the applicable Calculation Date, the Applicable Percentage from such Calculation Date shall be based on Pricing Level I until such time as the Required Financial Information is provided, whereupon the Pricing

Level shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter or fiscal year, as the case may be, of the Consolidated Parties preceding such Calculation Date. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentages shall be applicable to all existing Loans and Letters of Credit as well as any new Loans and Letters of Credit made or issued.

(b) The definition of “Consolidated Capital Expenditures” appearing in Section 1.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated Capital Expenditures” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (i) Eligible Reinvestments made with proceeds of any Involuntary Disposition and (ii) up to $10,000,000 in capital expenditures related to a new headquarter building.

(c) The definition of “Excess Cash Flow” appearing in Section 1.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Excess Cash Flow” means, with respect to any fiscal year period of the Consolidated Parties on a consolidated basis, an amount equal to (a) Consolidated EBITDA minus (b) Consolidated Capital Expenditures minus (c) capital expenditures related to the new headquarter building in an amount not to exceed $10,000,000 minus (d) Consolidated Cash Interest Expense minus (e) to the extent not taken into account in the calculation of Excess Cash Flow for any prior fiscal year, Federal, state and other income taxes accrued or paid (without duplication) by the Parent and the Consolidated Parties on a consolidated basis minus (f) Consolidated Scheduled Funded Debt Payments minus (g) increases in Consolidated Net Working Capital minus (h) the cash amount of all Investments of the types referred to in clauses (ix) and (xiii) of the definition of “Permitted Investments” set forth in this Section 1.1 plus (i) decreases in Consolidated Net Working Capital.

(d) The definition of “Fixed Charge Coverage Ratio” appearing in Section 1.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) the sum of (i) Consolidated EBITDA for such period minus (ii) Consolidated Capital Expenditures for such period minus (iii) Consolidated Cash Taxes for such period minus (iv) the cash amount of all Restricted Payments made pursuant to clause (k) of Section 8.7 to (b) the sum of (i) Consolidated Cash Interest Expense for such period plus (ii) Consolidated Scheduled Funded Debt Payments for such period (other than Consolidated Scheduled Funded Debt Payments for any period prior to the Closing Date).

(e) The definition of “Maturity Date” appearing in Section 1.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Maturity Date” means December 31, 2006.

(f) Clause (vii) of the definition of “Permitted Acquisition” appearing in Section 1.1 of the Existing Credit Agreement is amended and restated in its entirety to read as follows:

(vii) the total Qualifying Consideration for any such Acquisition shall not exceed an amount equal to (A) $200,000,000 plus (B) 50% of Excess Cash Flow for each fiscal year ended after December 31, 2002 minus (C) the aggregate amount of Qualifying Consideration paid with respect to all Acquisitions occurring after December 31, 2002 minus (D) the aggregate amount expended under Section 8.7(f); provided, further, however, prior to and after giving effect to all Permitted Acquisitions, on a pro forma basis, the Unused Revolving Committed Amount shall not be less than $25,000,000.

SUBPART 2.2 Amendments to Section 2.1. Section 2.1(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.1 Revolving Loans.

(a) Revolving Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower such Lender’s Commitment Percentage of revolving credit loans requested by the Borrower in Dollars (“Revolving Loans”) from time to time from the Closing Date until the Maturity Date, or such earlier date as the Revolving Commitments shall have been terminated as provided herein; provided, however, that the sum of the aggregate outstanding principal amount of Revolving Loans shall not exceed SEVENTY-FIVE MILLION DOLLARS ($75,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 3.4, the “Revolving Committed Amount”); provided, further, (A) with regard to each Lender individually, such Lender’s outstanding Revolving Loans shall not exceed such Lender’s Commitment Percentage of the Revolving Committed Amount, and (B) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than 6 Eurodollar Loans which are Revolving Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different

Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Revolving Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

SUBPART 2.3 Amendments to Section 7.1. Section 7.1(b) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.1 Information Covenants.

(b) Quarterly Statements. As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of the Parent, (i) a consolidated and consolidating balance sheet and income statement of the Parent as of the end of such fiscal quarter, together with related consolidated statements of retained earnings and cash flows for such fiscal quarter, in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by a certificate of an Executive Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Parent and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes (the Lenders agree that, to the extent that the requirements of this clause (i) are contained in the quarterly report of the Parent for such fiscal quarter on Form 10-Q as filed with the SEC (the “Quarterly Report”), the obligations of the Credit Parties under this clause (i) will be satisfied by delivering to the Agent, within 45 days after the end of such fiscal quarter, the Quarterly Report, with copies for each Lender) and (ii) a disclosure statement (the “Disclosure Statement”) in reasonable form and detail and reasonably acceptable to the Agent setting forth the adjustments to the financial statements delivered pursuant to clause (i) above necessary to determine the consolidated and consolidating balance sheet and income statement and the related consolidated statements of retained earnings and cash flows of the Consolidated Parties as of the end of such fiscal quarter, and accompanied by a certificate of an Executive Officer of the Borrower to the effect that such Disclosure Statement when combined with the Quarterly Report present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

SUBPART 2.4 Amendments to Section 7.11. Section 7.11(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.11 Financial Covenants.

(a) Leverage Ratio. The Credit Parties shall not permit the Leverage Ratio as of the last day of any fiscal quarter of the Consolidated Parties to be greater than 1.50 to 1.00.

SUBPART 2.5 Replacement of Schedule 2.1(a). Schedule 2.1(a) of the Existing Credit Agreement is hereby deleted in its entirety and a new schedule in the form of Schedule 2.1(a) attached hereto is substituted therefor.

PART III

CONDITIONS TO EFFECTIVENESS

This Amendment shall be and become effective as of the date (the “Amendment No. 4 Effective Date”) when all of the conditions set forth in this Part III shall have been satisfied.

SUBPART 3.1 Execution of Counterparts of Amendment. The Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, each of the Guarantors and the Lenders.

SUBPART 3.2 Corporate Documents. The Agent shall have received the following:

(i) Resolutions. Copies of resolutions of the Board of Directors of each Credit Party approving and adopting this Amendment, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Amendment No. 4 Effective Date.

(ii) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation.

(iii) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Amendment No. 4 Effective Date.

SUBPART 3.3 Execution of Revolving Notes. Receipt by the Agent for each applicable Lender of a duly executed new Revolving Note.

SUBPART 3.4 Opinions of Counsel. The Agent shall have received a legal opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison and (ii) a legal opinion of special Nevada counsel for the Borrower, each in form and substance reasonably satisfactory to the Agent.

SUBPART 3.5 Amendment Fee. The Agent shall have received for the account of each Lender an amendment fee equal to (a) 1.25% of the Revolving Commitment of each such Lender (after giving effect to any such increase) that increases its Revolving Commitment by an amount greater than or equal to $5,000,000 or (b) 0.75% of the Revolving Commitment of each such Lender (after giving effect to any such increase) that increases its Revolving Commitment by less than $5,000,000.

SUBPART 3.6 Other Items. The Agent shall have received such other documents, agreements or information which may be reasonably requested by the Agent.

PART IV

MISCELLANEOUS

SUBPART 4.1 Construction. This Amendment is a Credit Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Amended Credit Agreement.

SUBPART 4.2 Representations and Warranties. Each Credit Party hereby represents and warrants that (i) each Credit Party that is party to this Amendment: (a) has the requisite corporate power and authority to execute, deliver and perform this Amendment, as applicable and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Amendment, (ii) the representations and warranties contained in Section 6 of the Amended Credit Agreement are true and correct in all material respects on and as of the date hereof upon giving effect to this Amendment as though made on and as of such date (except for those which expressly relate to an earlier date) and (iii) no Default or Event of Default exists under the Existing Credit Agreement on and as of the date hereof upon giving effect to this Amendment.

SUBPART 4.3 Acknowledgment. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment does not operate to reduce or discharge the Guarantors’ obligations under the Amended Credit Agreement or the other Credit Documents. The Guarantors further acknowledge and agree that the Guarantors have no claims, counterclaims, offsets, or defenses to the Credit Documents and the performance of the Guarantors’ obligations thereunder or if the Guarantors did have any such claims, counterclaims, offsets or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished and released in consideration of the Lenders’ execution and delivery of this Amendment.

SUBPART 4.4 Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SUBPART 4.5 Binding Effect. This Amendment, the Amended Credit Agreement and the other Credit Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. These Credit Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. Except as expressly modified and amended in this Amendment, all the terms, provisions and conditions of the Credit Documents shall remain unchanged and shall continue in full force and effect.

SUBPART 4.6 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SUBPART 4.7 Severability. If any provision of this Amendment is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	AMN HEALTHCARE, INC.

	By:	/s/ DONALD R. MYLL
	Name:	DONALD R. MYLL
	Title:	CFO, CAO & Treasurer

PARENT:	AMN HEALTHCARE SERVICES, INC

	By:	/s/ DONALD R. MYLL
	Name:	DONALD R. MYLL
	Title:	CFO, CAO & Treasurer

SUBSIDIARY GUARANTORS:	WORLDVIEW HEALTHCARE, INC.

	By:	/s/ DONALD R. MYLL
	Name:	DONALD R. MYLL
	Title:	CFO, CAO

O’GRADY-PEYTON INTERNATIONAL (USA), INC.

By:	/s/ DONALD R. MYLL
Name:	DONALD R. MYLL
Title:	CAO

INTERNATIONAL HEALTHCARE RECRUITERS, INC.

By:	/s/ DONALD R. MYLL
Name:	DONALD R. MYLL
Title:	CFO & Treasurer

[Signatures Continued]

AGENT:	BANK OF AMERICA, N. A., in its capacity as Agent

	By:	/s/ CHARLES GRABER
	Name:	CHARLES GRABER
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N. A.,

	By:	/s/ ROBERT KLAWINKSKI
	Name:	ROBERT KLAWINSKI
	Title:	Managing Director

[Signatures Continued]

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ CURTIS R. HART
Name:	CURTES R. HART
Title:	Duly Authorized Signatory

UNION BANK OF CALIFORNIA, N.A

By:	/s/ DOUGLAS S. LAMBELL
Name:	DOUGLAS S. LAMBELL
Title:	Vice President/SCM

Schedule 2.1(a)

LENDER ADDRESSES AND COMMITMENTS

Operations Contact	Credit Contact	Revolving Commitment	Commitment Percentage

Bank of America 101 N. Tryon Street 15th Floor Charlotte, NC 28255 Attn: Sam Maynard Ph: (704) 386-9368 Fax: (704) 409-0283	Bank of America, N.A. John A. Fulton Associate NC1-007-17-11 100 North Tryon Street Charlotte, NC 28255 Fax: 704-388-6002 Phone: 704-386-2998 Email: john.a.fulton@bankofamerica.com	$26,250,000	35.0000000%

Union Bank of California, N.A. 445 South Figueroa Street 15th Floor Los Angeles, CA 90071 Attn: Ruby Gonzales Ph: (323) 720-7055 Fax: (323) 720-6198	Union Bank of California N.A. Doug Lambell 4th Floor 530 B Street San Diego, CA 92101 Work Email: douglas.lambell@uboc.com Fax Phone : (619) 230-3766 Office Phone : (619) 230-3029	$22,500,000	30.0000000%

General Electric Capital Corporation Lisa Labon 120 Long Ridge Rd. Stamford, CT 06927 Fax: (312) 419-5726 Ph: (312) 419-5559	General Electric Capital Corporation Care Of: GE Capital Commercial Finance Ken A. Brown Suite 2700 10 S. LaSalle St Chicago, IL 60603 Work Email: ken.brown@gecapital.com Fax Phone : (312) 419-7711 Office Phone : (312) 419-5747	$26,250,000	35.0000000%

TOTAL:		$75,000,000	100%